Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the three and nine months ended September 30, 2007 and 2006

	Three months ended		Nine months ended
(in millions)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Reconciliation of Non-GAAP measure:
Net income	21.2	51.3	39.3	70.3
Income tax provision	13.4	20.8	26.0	61.8
Interest expense, net	43.0	29.6	100.7	83.5
Loss on early extinguishment of debt	—	—	15.7	—
Depreciation and amortization	26.0	16.1	64.9	47.0

Earnings before interest, taxes, depreciation and amortization (EBITDA)	103.6	117.8	246.6	262.6

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	45.3	3.9	72.4	3.9
Reorganization and acquisition- related integration costs, net	11.0	7.5	29.5	22.5
Non-cash stock-based compensation costs	16.1	6.4	33.2	16.1
Inventory write-offs	—	—	—	0.3
Executive separation	—	1.1	—	1.1
Duplicative administrative costs	—	0.6	—	2.4

As Adjusted EBITDA	$176.0	$137.3	$381.7	$308.9